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                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                               New York, NY 10019





May 21, 1999


NEXTLINK Communications, Inc.
500 108th Avenue N.E., Suite 2200
Bellvue, WA 98004


         Re:  9,890,000 Shares of Class A Common Stock
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Ladies and Gentlemen:

         We have acted as counsel for NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (as amended, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, relating to 9,890,000 shares of the Company's Class A Common Stock, par value $.02 per share (the "Common Stock"), which shares are to be sold by the Company to the underwriters named in the Registration Statement pursuant to an underwriting agreement (the "Underwriting Agreement"), the form of which will be filed as an exhibit to the Registration Statement. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in Registration Statement.

                  In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued and sold by the Company pursuant to the Underwriting Agreement will, when issued in accordance with the terms of the


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Underwriting Agreement and against payment therefor as set forth therein, be validly issued, fully paid and non-assessable.

         We do not express any opinion with respect to matters governed by any laws other than the laws of the State of Delaware and the federal laws of the United States of America.

         We know that we may be referred to as counsel who has passed upon the validity of the issuance of the Common Stock on behalf of the Company in the Registration Statement filed with the Commission, and we hereby consent to such use of our name in said Registration Statement and to the filing of this opinion with said Registration Statement as Exhibit 5.2 thereto.

Very truly yours,

/s/ Willkie Farr & Gallagher